Exhibit 99.1

NEWS RELEASE

ICF International Reports First Quarter 2013 Results

¡    Total Revenue Increased 3 Percent; Led by Commercial Revenues

¡    Operating Income Increased 8 Percent

¡    Diluted Earnings Per Share Were $0.51, Up 13 percent

¡    Cash Flow From Operations Was $13 Million

FAIRFAX, Va. (May 3, 2013)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Results and Highlights

For the first quarter, total revenue was $233.9 million, a 2.8 percent increase over the $227.6 million reported for the 2012 first quarter. Service revenue, total revenue less subcontractor and other direct costs, increased 2.3 percent to $178.9 million. Operating income increased 7.8 percent to $17.6 million from the $16.4 million reported in last year’s first quarter, and operating margin was 7.5 percent up from 7.2 percent. EBITDA increased 5.8 percent to $22.8 million, and EBITDA margin was 9.8 percent, up from 9.5 percent in last year’s first quarter. Net income for the 2013 first quarter was $10.1 million, or $0.51 per diluted share, which represent increases of 13.1 percent and 13.3 percent, respectively, over last year’s net income of $8.9 million and diluted earnings per share of $0.45. First quarter 2013 results included a full quarter contribution from GHK, which ICF acquired on February 29, 2012.

“The 14.3 percent year-over-year growth in our commercial client revenues and the increased contribution from our non-U.S. government clients enabled us to report higher first quarter revenues despite the uncertainty surrounding sequestration in the U.S. federal market and the uneven timing of certain state and local government projects,” said ICF Chairman and Chief Executive Officer Sudhakar Kesavan. “Our investments in business development activities across several commercial growth areas, including energy efficiency, aviation consulting, energy infrastructure, interactive data, and commercial health, in the aggregate, combined with our recognized expertise in the more resilient federal government areas, continue to favorably impact ICF’s performance. Revenues from our key markets—-Energy, Environment, & Infrastructure, and Health, Social Programs, & Consumer/Financial—-increased by 2.1 percent and 5.5 percent, respectively. These markets accounted for 87 percent of first quarter 2013 revenues.”

“We reported healthy gross and operating margins in the first quarter, which as expected benefited from disciplined contract management and energy efficiency contract incentives. Net income outpaced operating income due to lower interest expense, as we have utilized a portion of our strong operating cash flow to pay down debt.”

“The pace of total contract sales was in line with first quarter seasonality; however, commercial awards were a much greater percentage of the total. Several of ICF’s first quarter contract wins were strategically noteworthy, including GHK’s energy efficiency contract win in the U.K., extending our leadership in this business to non-U.S. markets, and continued success with new large energy efficiency program management engagements.”

Commercial Revenue First Quarter 2013 Highlights

Revenues from commercial clients increased 14.3 percent in the 2013 first quarter to $67.0 million and represented 28.7 percent of total revenue, up from 25.8 percent in last year’s first quarter.

Commercial sales awards were $121 million for the 2013 first quarter, representing 53 percent of total sales for the period. This percentage illustrates the increasing importance of commercial work to ICF’s current and future business mix.

Key Commercial Sales Highlights for the First Quarter 2013

ICF was awarded nearly 400 commercial projects globally in the first quarter. Primary areas of awards included energy efficiency program support, airline and airport management consulting, environmental program management, interactive data applications, commercial health consulting for payers, and energy market and portfolio assessment for utilities. The largest awards included:

¡	Energy Infrastructure: A $48 million contract to continue the management of environmental compliance for the construction of a major transmission line for a U.S. utility.

¡	Energy Efficiency: A $20 million contract to support a portfolio of innovative energy efficiency programs for a major U.S. utility.

¡	Energy Efficiency: A $16 million contract to provide commercial energy efficiency services for the Energy Trust of Oregon.

¡	Energy Efficiency: A $9.4 million contract to support new energy efficiency programs for a major U.S. utility.

Additional individual commercial sales in excess of $1 million included aviation consulting support for a global aircraft leasing corporation; aviation consulting support for a global airline; aviation consulting support for a telecommunications supplier to the aviation industry, analytical support for a North American oil and gas producer, interactive data support for a trade association, and continued commercial health and interactive data support for two health benefits companies.

Key Government Sales Highlights for the First Quarter 2013

ICF was awarded nearly 100 new U.S. government contract and task order awards and hundreds of additional awards from other domestic (state and local) and non-U.S. governments. The largest awards included:

¡	Homeland Security: A multiple award contract valued at up to $11 billion to provide technical assistance and support to the U.S. Department of Homeland Security.

¡	Federal Policy and Planning: A $50 million Multiple-Award Blanket Purchase Agreement with the U.S. Department of Interior to support a wide range of policy, planning, and human capital activities.

¡	Environment: A contract valued at up to $23 million to provide technical outreach and support to the U.S. Environmental Protection Agency’s Clean Air Markets Division.

¡	Energy: A $5 million contract to provide energy efficiency improvement support to a U.K. government agency.

¡	International Development: A $5 million contract to support the Urban Infrastructure Investment Program in India.

Additional individual government sales in excess of $2 million included health training for the U.S. Department of Defense, forestry and biodiversity support to the U.S. Agency for International Development, continued education program outreach support for the U.S. Department of Education, IT support services to the U.S. Department of Veterans Affairs Veterans Health Administration, public health survey for a U.S. state department of public health, environmental management support for the State of California, and public health and medical planning support for a Metropolitan Washington regional planning organization.

Backlog and New Business Awards

Backlog was $1.5 billion at the end of the 2013 first quarter. Funded backlog was $720 million, or 48 percent of the total.

The total value of contracts awarded in the first quarter of 2013 was $226 million.

Summary and Outlook

“First quarter 2013 results were in line with our expectations and demonstrated the benefits of our revenue diversification strategy and our success in gaining traction through our recognized domain expertise. We expect the shift in our business mix to continue in 2013, as commercial and non-U.S. markets become increasingly greater contributors to total performance,” Mr. Kesavan said.

“The company reaffirms its guidance for full year 2013 revenues of $935 million to $975 million, EBITDA margin of 9.5 percent to 10.5 percent, and earnings per diluted share of $2.00 to $2.10. Guidance is based upon approximately 20 million diluted weighted average number of shares outstanding and an effective tax rate of 39 percent. Operating cash flow for 2013 is estimated to exceed $70 million,” Mr. Kesavan concluded.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 60 offices worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such

statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen/Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31, 2013	December 31, 2012
	(Unaudited)

Current Assets:
Cash	$4,465	$14,725
Contract receivables, net	207,840	204,938
Prepaid expenses and other	6,653	7,608
Income tax receivable	4,299	11,231

Total current assets	223,257	238,502

Total property and equipment, net	28,516	28,860
Other assets:
Goodwill	410,482	410,583
Other intangible assets, net	18,622	21,016
Restricted cash	2,013	2,015
Other assets	9,608	8,745

Total Assets	$692,498	$709,721

Current Liabilities:
Accounts payable	$43,806	$44,665
Accrued salaries and benefits	36,924	42,264
Accrued expenses	28,025	31,779
Deferred revenue	22,471	22,333
Deferred income taxes	3,561	5,790

Total current liabilities	134,787	146,831

Long-term liabilities:
Long-term debt	86,711	105,000
Deferred rent	11,201	10,599
Deferred income taxes	10,890	9,081
Other	9,703	9,460

Total Liabilities	253,292	280,971
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,340,916 and 20,171,613 shares issued; and 19,665,328 and 19,559,409 shares outstanding as of March 31, 2013, and December 31, 2012, respectively	20	20
Additional paid-in capital	239,530	237,262
Retained earnings	216,689	206,577
Treasury stock	(15,547)	(13,868)
Accumulated other comprehensive loss	(1,486)	(1,241)

Total Stockholders’ Equity	439,206	428,750

Total Liabilities and Stockholders’ Equity	$692,498	$709,721

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended March 31,
	2013	2012
	(Unaudited)

Gross Revenue	$233,921	$227,641
Direct Costs	142,818	140,188
Operating costs and expenses:
Indirect and selling expenses	68,262	65,853
Depreciation and amortization	2,799	1,695
Amortization of intangible assets	2,393	3,531

Total operating costs and expenses	73,454	71,079

Operating Income	17,649	16,374
Interest expense	(768)	(1,427)
Other income (expense)	78	(51)

Income before income taxes	16,959	14,896
Provision for income taxes	6,847	5,959

Net income	$10,112	$8,937

Earnings per Share:
Basic	$0.52	$0.45

Diluted	$0.51	$0.45

Weighted-average Shares:
Basic	19,543	19,769

Diluted	19,875	20,082

Other comprehensive income:
Foreign currency translation adjustments	(245)	(389)

Comprehensive income	$9,867	$8,548

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$233,921	$227,641
Subcontractor and Other Direct Costs*	55,042	52,750

Service Revenue	$178,879	$174,891

Reconciliation of EBITDA
Operating Income	$17,649	$16,374
Depreciation and amortization	5,192	5,226

EBITDA	22,841	21,600
Acquisition-related expenses**	—	625

Adjusted EBITDA	$22,841	$22,225

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net income	$10,112	$8,937
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(469)	3,674
Loss on disposal of fixed assets	11	67
Non-cash equity compensation	2,001	1,772
Depreciation and amortization	5,192	5,226
Amortization of debt issue costs	119	120
Deferred rent	665	525
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(2,752)	(4,391)
Prepaid expenses and other assets	(102)	1,678
Accounts payable	(587)	(798)
Accrued salaries and benefits	(5,340)	(5,313)
Accrued expenses	(2,858)	(1,315)
Deferred revenue	138	(655)
Income tax receivable and payable	6,932	419
Other liabilities	245	1,057

Net cash provided by operating activities	13,307	11,003

Cash flows from investing activities
Capital expenditures	(3,621)	(5,626)
Payments for business acquisitions, net of cash received	—	(8,556)

Net cash used in investing activities	(3,621)	(14,182)

Cash flows from financing activities
Advances from working capital facilities	19,757	35,231
Payments on working capital facilities	(38,046)	(28,085)
Debt issue costs	—	(1,681)
Proceeds from exercise of options	40	23
Tax benefits of stock option exercises and award vesting	197	486
Net payments for stockholder issuances and buybacks	(1,649)	(790)

Net cash provided by (used in) financing activities	(19,701)	5,184
Effect of exchange rate on cash	(245)	(389)

Increase (decrease) in cash	(10,260)	1,616
Cash, beginning of period	14,725	4,097

Cash, end of period	$4,465	$5,713

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$754	$830

Income taxes	$120	$1,468

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended March 31,
	2013	2012

Energy, environment, and infrastructure	40%	40%
Health, social programs, and consumer/financial	47%	46%
Public safety and defense	13%	14%

Total	100%	100%

Revenue by client	Three Months Ended March 31,
	2013	2012

U.S. federal government	59%	62%
U.S. state and local government	8%	10%
Non-U.S. Government	4%	2%

Government	71%	74%

Commercial	29%	26%

Total	100%	100%

Revenue by contract	Three Months Ended March 31,
	2013	2012

Time-and-materials	52%	50%
Fixed-price	30%	29%
Cost-based	18%	21%

Total	100%	100%